Exhibit 10.1

EL POLLO LOCO HOLDINGS, INC.

October 15, 2021

Laurance Roberts

Dear Larry,

This letter agreement (the “Agreement”) supplements the Employment Agreement entered into by and between you and El Pollo Loco, Inc., dated July 14, 2013 (the “Employment Agreement”).  The purpose of this Agreement is to confirm your appointment as the Interim Chief Executive Officer of El Pollo Loco Holdings, Inc. (the “Company”) beginning on the date set forth above (the “Effective Date”).  While employed as Interim Chief Executive Officer, you will continue to be employed pursuant to the Employment Agreement and you will also continue to serve as the Company’s Chief Financial Officer.  Any capitalized terms used in this Agreement without definition will have the same meaning as in the Employment Agreement.

We appreciate your willingness to serve as Interim Chief Executive Officer and you will be considered for appointment as our Chief Executive Officer on a permanent basis.  If you are appointed as our permanent Chief Executive Officer, we will revisit your compensation arrangements and anticipate that we will enter a new employment agreement on terms to be mutually agreed upon.

In connection with your appointment as Interim Chief Executive Officer, we are pleased to offer you the following payments and benefits (in addition to your current compensation):

i.

Your annual Base Salary will be increased by $105,000.00 (subject to standard Federal and State withholdings) beginning on the Effective Date, and this Base Salary increase will continue in effect for as long as you serve as Interim Chief Executive Officer. Your targeted Annual Bonus as described in the Employment Agreement will increase to 100% of your Base Salary beginning on the Effective Date, and this target will remain in effect for as long as you serve as Interim Chief Executive Officer.  If you serve as Interim Chief Executive Officer for only part of the calendar year, the target will be 100% of your Base Salary during the time in the calendar year you served as Interim Chief Executive Officer and 75% of your Base Salary during the time that you were not acting as Interim Chief Executive Officer, pursuant to the Employment Agreement.

ii.

As soon as practicable following the Effective Date, you will receive a grant of Company restricted stock units valued at $200,000 on the grant date (the “CEO RSUs”).  100% of the CEO RSUs will vest on the one (1) year anniversary of the Effective Date, subject to your continued employment with the Company on such vesting date.  In addition, 100% of the CEO RSUs will vest if your employment is terminated at any time prior to the vesting date as a result of a termination by the Company without Cause, a termination by you for Good Reason, or the Company’s decision not to renew the term of your Employment Agreement.  Any accelerated vesting in connection with such a qualifying termination of employment will be subject to you complying with the Release requirements in Section 7 of the Employment Agreement.  The CEO RSUs will be subject to the terms and conditions of the Company’s 2018 Omnibus Equity Incentive Plan and corresponding form Restricted Stock Unit Agreement.

iii.

to the extent the Company does not appoint you as the Company’s permanent Chief Executive Officer, any decision by the Company not to renew the term of your Employment Agreement at any time before the first anniversary of the appointment of a permanent Chief Executive Officer other than you will be treated as a termination by the Company without Cause under the Employment Agreement.

You agree that the Company may initiate a search for a permanent Chief Executive Officer other than you at any time (“CEO Search”), and you agree that the initiation of a CEO Search will not by itself give you Good Reason to resign your employment under the Employment Agreement.  During the six month period following the Effective Date, you agree that the Company may initiate a CEO Search, and if any such individual identified in the CEO Search is appointed as the Company’s permanent Chief Executive Officer, you will not have Good Reason to resign your employment because you are no longer serving as Interim Chief Executive Officer or because you are not appointed as the permanent Chief Executive Officer (or because you are no longer receiving the increased Base Salary provided for in this Agreement).  If the Company decides to initiate a CEO Search at any time after the six month anniversary of the Effective Date, you will have Good Reason to resign your employment if, as a result of this CEO Search, you are asked to no longer serve as Interim Chief Executive Officer or if anyone other than you is appointed as permanent Chief Executive Officer.

This Agreement and the rights hereunder may not be modified, amended, assigned or transferred, in whole or in part, except in a formal, definitive written agreement expressly referring hereto, which agreement is signed by an authorized officer of the Company and by you.

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We look forward to you assuming leadership of the Company and to continuing to work together to grow the value of the Company.

El Pollo Loco Holdings, Inc.

By: ___/s/______________________________

Print Name: Michael Maselli

Its: Board Chairman

Accepted And Agreed:

____/s/_________________________________

Laurance Roberts

[Signature page to the Roberts Letter Agreement]